UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 1, 2017

QUINSTREET, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34628	77-0512121
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

950 Tower Lane, 6th Floor

Foster City, CA 94404

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (650) 578-7700

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The board of directors (the “Board”) of QuinStreet, Inc. (the “Company”) elected Andrew Sheehan to serve as a Class I director, effective as of February 1, 2017, to hold office until the Company’s 2019 annual meeting of stockholders, or until his earlier resignation or removal. As compensation for his service on the Board, Mr. Sheehan will receive the Company’s standard compensation for non-employee directors disclosed in the Company’s proxy statement on Schedule 14A filed with the Securities and Exchange Commission on September 12, 2016. Mr. Sheehan has entered into the Company’s standard indemnification agreement for non-employee directors.

Mr. Sheehan has been a managing director of Sutter Hill Ventures, a venture capital firm, since 2007. Sutter Hill Ventures led early rounds of financing prior to the Company’s initial public offering.

Mr. Sheehan has also been a managing director of Tippet Venture Partners, L.P., a venture capital firm, since 2014. Tippet Venture Partners, L.P. is a longstanding shareholder in the Company’s public stock.

Mr. Sheehan serves on the board of directors of a number of private companies in the technology space, including Global Liquid Markets, LLC, LifeSize, Inc., Serviz, Inc., and Yext, Inc. Mr. Sheehan previously served on the board of directors of various public and private companies in the technology space, including @Road, Inc., AllBusiness.com, Inc., BakBone Software Inc., Datran Media, Digital Persona, Inc., Grain Communications Group, Inc., Intermix Media, Myspace, Rainmaker Systems Inc., and ReachLocal, Inc.

Mr. Sheehan holds a B.A. in English from Dartmouth College and an MBA from the University of Pennsylvania Wharton School.

The Board has determined that Mr. Sheehan is qualified to serve as a member of the Board because of his leadership experience, expertise as an investor and knowledge regarding the technology industry.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUINSTREET, INC.

Dated: February 2, 2017	By:	/s/ Martin J. Collins
Martin J. Collins
General Counsel, Chief Compliance Officer and Senior Vice President